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                                                                   EXHIBIT 10.26

                              MANAGEMENT AGREEMENT

               This Management Agreement (this "Agreement") is entered into as of August 14, 2002, by and between Fair, Isaac and Company, Incorporated, a Delaware corporation (the "Company"), and _________ ("Executive").

               WHEREAS, Executive is a key member of the management of the Company and has heretofore devoted substantial skill and effort to the affairs of the Company; and

               WHEREAS, it is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Executive's services and attention to the affairs of the Company; and

               WHEREAS, it is desirable and in the best interests of the Company and its shareholders to provide inducement for Executive (A) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (B) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company, without regard to the effect such change in control may have on Executive's employment with the Company; and

               WHEREAS, it is desirable and in the best interests of the Company and its shareholders that Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company; and

               WHEREAS, the Executive desires to be protected in the event of certain changes in control of the Company; and

               WHEREAS, for the reasons set forth above, the Company and Executive desire to enter into this Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and Executive agree as follows:

        1. EVENTS. No amounts or benefits shall be payable or provided for pursuant to this Agreement unless an Event shall occur during the Term of this Agreement.

                (a) For purposes of this Agreement, an "Event" shall be deemed to have occurred if any of the following occur:

                        (i) Any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the "Exchange Act")) acquires or becomes a "beneficial owner" (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the


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                                Company representing 30% or more of the combined
                                voting power of the Company's securities entitled to vote generally in the election of directors ("Voting Securities") then outstanding or 30% or more of the shares of common stock of the Company ("Common Stock") outstanding, provided, however, that the following shall not constitute an Event pursuant to this Section 1(a)(i):

                                (A) any acquisition or beneficial ownership by the Company or a subsidiary of the Company;

                                (B) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries;

                                (C) any acquisition or beneficial ownership by any corporation (including without limitation an acquisition in a transaction of the nature described in
                                        Section 1(a)(ii)) with respect to which, immediately following such acquisition, more than 70%, respectively, of (x) the combined voting power of the Company's then outstanding Voting Securities and
                                        (y) the Common Stock is then
                                        beneficially owned, directly or
                                        indirectly, by all or substantially all
                                        of the persons who beneficially owned
                                        Voting Securities and Common Stock,
                                        respectively, of the Company immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Common Stock, as the case may be, immediately prior to such acquisition; or

                                (D) any acquisition of Voting Securities or Common Stock directly from the Company; and

                        Continuing Directors shall not constitute a majority of the members of the Board of Directors of the Company. For purposes of this Section 1(a)(i), "Continuing Directors" shall mean: (A) individuals who, on the date hereof, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company or
                        (C) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a "Continuing


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                        Director" shall not include an individual whose initial
                        assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board of Directors of the Company; or

                (ii) Consummation of a reorganization, merger or consolidation of the Company or a statutory exchange of outstanding Voting Securities of the Company (other than a merger or consolidation with a subsidiary of the Company), unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Common Stock immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of, respectively, (x) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger, consolidation or exchange and (y) the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Common Stock, as the case may be; or

                (iii) (x) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or
                        (y) the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, (1) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (2) the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Common Stock immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Common Stock, as the case may be; or


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                (iv)    A majority of the members of the Board of Directors of
                        the Company shall have declared that an Event has occurred or that an Event will occur upon satisfaction of specified conditions, in which case the Event shall be deemed to occur upon satisfaction of such specified conditions; or

                (v) The Company enters into a letter of intent, an agreement in principle or a definitive agreement relating to an Event described in Section 1(a)(i), 1(a)(ii) or 1(a)(iii) hereof that ultimately results in such an Event, or a tender or exchange offer or proxy contest is commenced which ultimately results in an Event described in Section 1(a)(i) hereof; or

                (vi) There shall be an involuntary termination of employment of the Executive or Termination for Good Reason (as defined in Section 4(c)), and the Executive reasonably demonstrates that such event (x) was requested by a party other than the Board of Directors of the Company that had previously taken other steps reasonably calculated to result in an Event described in Section 1(a)(i), 1(a)(ii), 1(a)(iii) or 1(a)(iv) hereof and which ultimately results in an Event described in
                        Section 1(a)(i), 1(a)(ii), 1(a)(iii) or 1(a)(iv) hereof, or (y) otherwise arose in connection with or in anticipation of an Event described in Section 1(a)(i), 1(a)(ii), 1(a)(iii) or 1(a)(iv) hereof that ultimately occurs.

        Notwithstanding anything stated in this Section 1(a), an Event shall not be deemed to occur with respect to Executive if (x) the acquisition or beneficial ownership of the 30% or greater interest referred to in
        Section 1(a)(i) is by Executive or by a group, acting in concert, that includes Executive or (y) a majority of the then combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall, immediately after a reorganization, merger, exchange, consolidation or disposition of assets referred to in Section 1(a)(ii) or 1(a)(iii), be beneficially owned, directly or indirectly, by Executive or by a group, acting in concert, that includes Executive.

               (b) For purposes of this Agreement, a "subsidiary" of the Company shall mean any entity of which securities or other ownership interests having general voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

        2. PAYMENTS AND BENEFITS. If any Event shall occur during the Term of this Agreement, then the Executive shall be entitled to receive from the Company or its successor (which term as used herein shall include any person acquiring all or substantially all of the assets of


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the Company) a cash payment and other benefits on the following basis (unless the Executive's employment by the Company is terminated voluntarily or involuntarily prior to the occurrence of the earliest Event to occur (the "First Event"), in which case Executive shall be entitled to no payment or benefits under this Section 2):

                (a) If at the time of, or at any time after, the occurrence of the First Event and prior to the end of the Transition Period, the employment of Executive with the Company is voluntarily or involuntarily terminated for any reason (unless such termination is a voluntary termination by Executive other than for Good Reason, is on account of the death or Disability of the Executive or is a termination by the Company for Cause), subject to the limitations set forth in Sections 2(d) and 2(e), Executive shall be entitled to the following:

                        (i) The Company shall pay Executive's full base salary through the Termination Date at the rate then in effect.

                        (ii) The Company or its successor, within 90 days after the Termination Date, shall make a cash payment to Executive in an amount equal to one
                                (1) times the sum of (A) the annual base salary of Executive in effect immediately prior to the First Event plus (B) the cash bonus or cash incentive compensation received by the Executive from the Company for the fiscal year preceding the First Event.

                        (iii) For a 12-month period after the Termination Date, the Company shall allow Executive to participate in any health, disability and life insurance plan or program in which the Executive was entitled to participate immediately prior to the First Event as if Executive were an employee of the Company during such 12-month period; provided, however, that in the event that Executive's participation in any such health, disability or life insurance plan or program of the Company is barred, the Company, at its sole cost and expense, shall arrange to provide Executive with benefits substantially similar to those which Executive would be entitled to receive under such plan or program if Executive were not barred from participation. Benefits otherwise receivable by Executive pursuant to this section 2(a)(iii) shall be reduced to the extent comparable benefits are received by Executive from another employer or other third party during such 12-month period, and Executive shall promptly report receipt of any such benefits to the Company.

                        (iv) Any outstanding and unvested stock options granted to Executive shall be accelerated and become immediately exercisable by Executive (and shall remain exercisable for the terms specified in the applicable stock option agreements) and any restricted stock awarded


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                                to Executive and subject to forfeiture shall be
                                fully vested and shall no longer be subject to forfeiture.

                (b) The Company shall also pay to Executive all legal fees and expenses incurred by the Executive as a result of such termination, including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

                (c) In addition to all other amounts payable to Executive under this Section 2, Executive shall be entitled to receive all benefits payable to Executive under any other plan or agreement relating to retirement benefits.

                (d) Executive shall not be required to mitigate the amount of any payment or other benefit provided for in Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or other benefit provided for in Section 2 be reduced by any compensation earned by Executive as the result of employment by another employer after the Termination Date or otherwise, except as specifically provided in this Agreement.

                (e) Notwithstanding any other provision of this Agreement, the Company will not pay to Executive, and Executive will not be entitled to receive, any payment pursuant to Section 2(a)(ii) unless and until:

                        (i) Executive executes, and there shall be effective following any statutory period for revocation or rescission, a release that irrevocably and unconditionally releases the Company, any company acquiring the Company or its assets, and their past and current shareholders, directors, officers, employees and agents from and against any and all claims, liabilities, obligations, covenants, rights and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated; provided, however, that the release shall not adversely affect Executive's rights to receive benefits to which he is entitled under this Agreement or Executive's rights to indemnification under applicable law, the charter documents of the Company, any insurance policy maintained by the Company or any written agreement between the Company and Executive; and

                        ii) Executive executes an agreement prohibiting Executive for a period of one (1) year following the Termination Date from soliciting, recruiting or inducing, or attempting to solicit, recruit or induce, any employee of the Company or of any company acquiring the Company or its assets to terminate the employee's employment.


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                (f)     The obligations of the Company under this Section 2
        shall survive the termination of this Agreement.

        3.      CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY.

                (a) Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section 2(a) hereof, an independent national accounting firm designated by the Company (the "Accounting Firm") shall compute whether there would be any "excess parachute payments" payable to Executive, within the meaning of
        Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), taking into account the total "parachute payments," within the meaning of Section 280G of the Code, payable to Executive by the Company or any successor thereto under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to Executive, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the "base amount" as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to Executive, such lesser amount shall be paid to Executive. If not reducing the payments hereunder would result in a greater after-tax amount to Executive, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon the Company and Executive subject to the application of Section 3(b) hereof.

                (b) As a result of uncertainty in the application of Sections 280G of the Code, it is possible that excess parachute payments will be paid when such payment would result in a lesser after-tax amount to Executive; this is not the intent hereof. In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess. Any excess will be treated as an overpayment by the Company to Executive. Executive will return the overpayment to the Company, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Section 1274(d) of the Code (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under
        Section 4999 of the Code) from the date Executive received the excess until it is repaid to the Company.

                (c) All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs, and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to Executive in the year of receipt of the payments, unless Executive agrees otherwise.


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        4.      DEFINITION OF CERTAIN ADDITIONAL TERMS.

                (a) "Cause" shall mean, and be limited to, (i) willful and gross neglect of duties by the Executive or (ii) an act or acts committed by the Executive constituting a felony and substantially detrimental to the Company or its reputation.

                (b) "Disability" shall mean Executive's absence from his duties with the Company on a full time basis for 180 consecutive business days, as a result of Executive's incapacity due to physical or mental illness, unless within 30 days after written notice of intent to terminate is given by the Company following such absence Executive shall have returned to the full time performance of Executive's duties.

                (c) "Good Reason" shall mean if, without Executive's express written consent, any of the following shall occur:

                        (i) the assignment to Executive of any material duties inconsistent with Executive's status or position with the Company, or any other action by the Company that results in a substantial diminution in such status or position, excluding any isolated, insubstantial, or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof from Executive; notwithstanding the foregoing, a change in title and/or reporting relationship alone shall not constitute a substantial diminution in an Executive's status or position.

                        (ii) a material reduction by the Company in Executive's annual base salary or target incentive in effect immediately prior to the First Event;

                        (iii) the failure by the Company to continue to provide Executive with benefits at least as favorable in the aggregate to those enjoyed by Executive under the Company's pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, employee stock options or savings plans in which Executive was participating at the time of the First Event, the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed at the time of the First Event, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled at the time of the First Event, but excluding any failure or action by the Company that is not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof from Executive; or


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                        (iv)    the Company requiring Executive to relocate to
                                any place other than a location within forty miles of the location at which Executive performed his primary duties immediately prior to the First Event or, if Executive is based at the Company's principal executive offices, the relocation of the Company's principal executive offices to a location more than forty miles from its location immediately prior to the First Event, except for required travel on the Company's business to an extent substantially consistent with Executive's prior business travel obligations;

                        (v) the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement, as contemplated in
                                Section 5(b).

                (d) As used herein, other than in Section 1(a) hereof, the term "person" shall mean an individual, partnership, corporation, estate, trust or other entity.

                (e) "Termination Date" shall mean the date of termination of Executive's employment, which in the case of termination for Disability shall be the 30th day after notice is given as required in Section 4(b).

                (f) "Transition Period" shall mean the one-year period commencing on the date of the earliest to occur of an Event described in
        Section 1(a)(i), 1(a)(ii), 1(a)(iii) or 1(a)(iv) hereof (the "Commencement Date") and ending on the first anniversary of the Commencement Date.

        5.      SUCCESSORS AND ASSIGNS.

                (a) This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto; provided, however, that the Executive shall not have any right to assign, pledge or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company or its successor.

                (b) The Company will require any successor (whether direct or indirect, by purchase of a majority of the outstanding voting stock of the Company or all or substantially all of the assets of the Company, or by merger, consolidation or otherwise), by agreement in form and substance satisfactory to Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive


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        would be entitled hereunder in the event of termination by Executive for
        Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that is required to execute and deliver the agreement as provided for in this Section 5(b) or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

        6. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Minnesota.

        7. NOTICES. All notices, requests and demands given to or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the last known residence address of Executive or in the case of the Company, to its principal executive office to the attention of each of the then directors of the Company with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        8. REMEDIES AND CLAIM PROCESS. If Executive disputes any determination made by the Company regarding Executive's eligibility for any benefits under this Agreement, the amount or terms of payment of any benefits under this Agreement, or the Company's application of any provision of this Agreement, then Executive shall, before pursuing any other remedies that may be available to Executive, seek to resolve such dispute by submitting a written claim notice to the Company. The notice by Executive shall explain the specific reasons for Executive's claim and basis therefor. The Board of Directors shall review such claim and the Company will notify Executive in writing of its response within 60 days of the date on which Executive's notice of claim was given. The notice responding to Executive's claim will explain the specific reasons for the decision. Executive shall submit a written claim hereunder before pursuing any other process for resolution of such claim. This Section 8 does not otherwise affect any rights that Executive or the Company may have in law or equity to seek any right or benefit under this Agreement.

        9. SEVERABILITY. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect.

        10. INTEGRATION. The benefits provided to Executive under this Agreement shall be in lieu of any other severance pay or benefits available to Executive under any other agreement, plan or program of the Company. In the event that any payments or benefits become payable to Executive pursuant to
Section 2 of this Agreement, then this Agreement will supersede and replace any other agreement, plan or program applicable to Executive to the extent that such other


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agreement, plan or program provides for payments or benefits to Executive arising out of the involuntary termination of Executive's employment or termination by Executive for Good Reason. In addition, the acceleration of stock options and lapsing of forfeiture provisions of restricted stock provided pursuant to Section 2(a)(iv) of this Agreement shall not be subject to the provisions of Article 13 of the Company's 1992 Long-Term Incentive Plan (or similar successor provision or plan).

        11. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to similar time.

        12. TERM. This Agreement shall commence on the date of this Agreement and shall terminate, and the Term of this Agreement shall end, on the later of (A) December 31, 2007, provided that such period shall be automatically extended for one year and from year to year thereafter until notice of termination is given by the Company or Executive to the other party hereto at least 60 days prior to December 31, 2007 or the one-year extension period then in effect, as the case may be, or (B) if the Commencement Date occurs on or prior to December 31, 2007 (or prior to the end of the extension year then in effect as provided for in clause (A) hereof), the first anniversary of the Commencement Date.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   FAIR, ISAAC AND COMPANY, INCORPORATED

                                   By
                                     -------------------------------------
                                   NAME OF EXECUTIVE

                                   By
                                     -------------------------------------



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